Exhibit 99.1
NGAS RESOURCES, INC.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS
RELEASE
FOR IMMEDIATE RELEASE

Contact:	Michael P. Windisch, CFO
Phone:	(859) 263-3948
Fax:	(859) 263-4228
E-mail:	ngas@ngas.com
NGAS RESOURCES RECEIVES NASDAQ NOTICE OF
BID PRICE DEFICIENCY
LEXINGTON, KENTUCKY, September 30, 2010. NGAS Resources, Inc. (Nasdaq: NGAS) today announced that it received a deficiency letter from the Nasdaq staff on September 27, 2010, confirming that the company is not in compliance with the minimum bid price requirement under Nasdaq Listing Rule 5459(a)(1). The deficiency letter is based on closing bid prices below $1.00 for the company’s common stock during the 30 trading days through September 24, 2010. The bid price deficiency has no effect on the listing or trading of NGAS’ common stock on the Nasdaq Global Select Market at this time.
Under Nasdaq Listing Rule 5810(c), NGAS has an initial grace period of 180 days to regain compliance with the minimum bid price standard. During that period, the closing bid price for its common stock must remain at or above $1.00 per share for ten consecutive trading days to regain compliance. The initial grace period expires on March 28, 2011. In the event that the bid price deficiency is not cured by that time, an additional 180-day period will be available to regain compliance if the company transfers its listing to the Nasdaq Capital Market and meets all other listing requirements.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas plays in the eastern United States, principally in the southern Appalachian Basin. Core assets include over 360,000 acres with interests in approximately 1,400 wells and an extensive inventory of horizontal drilling locations. NGAS also operates the gas gathering facilities for its core Appalachian properties, providing deliverability directly from the wellhead to the interstate pipeline.
Safe Harbor Statement
This press release contains “forward-looking statements,” which are based on management’s expectations and are subject to risks and uncertainties that may cause actual results, outcomes, timing and performance to differ materially from those expressed or implied by those statements. These risks and uncertainties are discussed in the company’s annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.